QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[FAEGRE & BENSON LLP LETTERHEAD]

                        , 2004

Displaytech, Inc.
2602 Clover Basin Drive
Longmont, Colorado 80503

  Re:
  Registration Statement on Form S-1 (No. 333-115915)

Ladies and Gentlemen:

        In connection with the proposed registration under the Securities Act of 1933, as amended, of up to            shares of Common Stock, par value $.001 per share (the "Shares"), of Displaytech, Inc., a Delaware corporation (the "Company"), we have examined such corporate records and other documents, including the Registration Statement on Form S-1 relating to such shares (as such Registration Statement may be amended from time to time, the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

        1.     The Company is a corporation duly organized and existing under the laws of the State of Delaware.

        2.     When the Shares are issued and sold as contemplated in the Registration Statement, with payment for the Shares received by the Company as contemplated in the Registration Statement, the Shares will be legally and validly issued and fully paid and nonassessable.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.

Very truly yours,
FAEGRE & BENSON LLP
By

QuickLinks

  EXHIBIT 5.1